SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  July 16, 1999


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

                                                    July 16, 1999




CATERPILLAR REPORTS SECOND-QUARTER RESULTS:
REVISES 1999 PROFIT OUTLOOK


PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported second-quarter sales and revenues of $5.10 billion, $503 million lower than the all-time record established in the second quarter of 1998. The decrease was primarily due to an 8 percent decrease in physical sales volume, partially offset by a 13 percent increase in Financial Products revenues. Profit of $283 million was $163 million less than 1998's second-quarter record of $446 million. The decrease was due to lower sales of higher margin large machines and large engines, partially offset by an increase in lower margin truck engine sales. Profit per share was 78 cents.

"The second quarter was a challenging one for the company due to weak demand for our large machines and large engines in key industry segments of mining and oil and gas. In addition, demand remains weak in several key geographic regions," said Caterpillar Chairman and CEO Glen Barton. "We continue to benefit from our growing product, services and geographic diversity. Truck engine sales are a bright spot -- both sales and our share of the industry hit all-time highs -- and revenues from Financial Products are up significantly. But the lower sales volume, coupled with the unfavorable product mix, more than offset favorable factors and the aggressive actions taken by our business units in response to changing economic conditions. While we expect that the second half of the year will be stronger than the first, it does not appear demand for larger machines will be as strong as we had earlier anticipated."

                              HIGHLIGHTS
                              ----------


SECOND-QUARTER 1999 COMPARED WITH SECOND-QUARTER 1998
-----------------------------------------------------

* Sales and revenues of $5.10 billion were $503 million or 9 percent lower than the all-time record established in the second quarter of 1998.

* Revenues from Financial Products increased 13 percent.

* Sales inside the United States were 53 percent of worldwide sales compared with 51 percent a year ago.

* Machinery and Engines selling, general and administrative (SG&A) expenses were cut 6 percent and research and development (R&D) expenses were reduced 8 percent from second-quarter 1998.

* Profit of $283 million and profit per share of 78 cents were down 37 percent and 35 percent, respectively, from second-quarter 1998. Profit per share continues to benefit from the company's share repurchase programs.

* The company acquired the remaining 51% of F.G. Wilson during the second quarter of 1999.

* 1.2 million shares were repurchased during the quarter under the program announced in October 1998 to reduce the number of shares outstanding to 320 million within the next three to five years. On June 30, 1999 there were 355.6 million shares outstanding (361.0 million assuming dilution).


OUTLOOK
-------

We still expect full-year 1999 sales and revenues to be slightly below 1998. However, profit per share is now expected to be 20 to 25 percent less than 1998 because of an unfavorable change in mix.
Sales of higher margin large machines and large engines are expected to be lower than anticipated, while sales of lower margin truck engines are expected to be higher than anticipated. (Complete outlook begins on page 9.)

                                DETAILED ANALYSIS
                                -----------------

SECOND-QUARTER 1999 COMPARED WITH SECOND-QUARTER 1998
-----------------------------------------------------

Sales and revenues for the second quarter of 1999 were $5.10 billion, $503 million lower than the all-time record established in the second quarter of 1998. The decrease was primarily due to an 8 percent decrease in physical sales volume, partially offset by a 13 percent increase in Financial Products revenues. Profit of $283 million was $163 million less than 1998's second-quarter record of $446 million. The decrease was mostly due to lower sales of higher margin large machines and large engines, partially offset by an increase in lower margin truck engines sales.
Lower price realization, primarily in EAME, and the impact of lower production volumes on manufacturing efficiencies also contributed to the decrease in profit. Profit per share of 78 cents was down 42 cents from the 1998 record of $1.20.

MACHINERY AND ENGINES

                               Sales Table
                               -----------

     (Millions of                North              Latin     Asia/
       dollars)       Total     America   EAME**   America   Pacific
                     --------  --------  -------  --------  --------
Second-Quarter 1999

   Machinery           $3,217    $1,953     $766      $203      $295
   Engines  *           1,604       919      390       128       167
                     --------  --------  -------  --------  --------
                       $4,821    $2,872   $1,156      $331      $462
                     ========  ========  =======  ========  ========

Second-Quarter 1998

   Machinery           $3,670    $2,280     $758      $343      $289
   Engines  *           1,687       812      576       144       155
                     --------  --------  -------  --------  --------
                       $5,357    $3,092   $1,334      $487      $444
                     ========  ========  =======  ========  ========


* Does not include internal engine transfers of $314 million and $337 million in 1999 and 1998, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

** Europe, Africa & Middle East and Commonwealth of Independent States


Machinery sales were $3.22 billion, a decrease of $453 million or 12 percent from second-quarter 1998. The lower sales resulted primarily from a 10 percent decrease in physical sales volume due to lower sales to end users and a larger reduction in dealer new machine inventory than occurred in the second quarter last year. Price realization also declined as higher prices in North America were more than offset by lower prices and unfavorable geographic mix in EAME.

Sales rose slightly in the Asia/Pacific region and EAME and declined elsewhere. In North America, sales fell in both the United States and Canada. The decline in the United States was primarily due to lower sales to end users and slower growth in dealer rental operations, both of which occurred as industry demand fell from year-earlier levels. Additionally, dealers reduced new machine inventories more during the second quarter than they did a year ago leading to lower company sales.
In Canada, sales continued to lag 1998 levels due to weak industry demand. In EAME, higher sales in Europe were partially offset by lower sales in
Africa & Middle East and Commonwealth of Independent States (CIS).   Sales
to users remained near 1998 levels for the EAME region. In Latin America, sales were lower due to declines in both sales to users and dealer inventories. In the Asia/Pacific region, sales rose in the developing countries as dealers continued to rebuild new machine inventories rather than decrease them as they did a year ago. This increase in sales to developing Asia more than offset lower end-user driven sales in Australia.

Engine sales were $1.60 billion, a decrease of $83 million or 5 percent from second-quarter 1998, reflecting lower physical sales volume. Price realization was about the same.

Sales were up in North America and Asia/Pacific but down in EAME and Latin America. Worldwide, sales into the petroleum sector were lower reflecting the impact of last year's low oil prices on large engines.
In North America, sales were up in both the United States and Canada due to the strong on-highway truck market and an increased share of industry sales, as well as higher demand for power generation applications. Sales were lower in EAME reflecting weak growth in Africa & Middle East and lower sales by agricultural equipment manufacturers. Sales were up in Asia/Pacific as higher sales of reciprocating engines throughout the region more than offset a decline in turbine engine sales in developing Asia. In Latin America, sales remained below 1998 levels as a result of recession or slower growth throughout the region.

                        Operating Profit Table
                        ----------------------

(Millions of dollars)     Second-Quarter 1999    Second-Quarter 1998
                          -------------------    -------------------

Machinery                        $293                   $531
Engines                           117                    135
                                 ----                   ----
                                 $410                   $666
                                 ----                   ----

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit decreased $238 million, or 45 percent from second-quarter 1998. Margin (sales less cost of goods sold) declined primarily due to the lower sales volume and price realization, the impact of lower production volumes on manufacturing efficiencies and an unfavorable change in product sales mix. SG&A and R&D expenses were lower reflecting the impact of ongoing cost reduction actions.

Engine operating profit decreased $18 million, or 13 percent from second-quarter 1998. Margin declined due mostly to the shift in product sales mix from large to medium and small engines, but was also impacted by overall lower sales volumes. SG&A and R&D expenses were about the same.

Interest expense was $4 million lower than a year ago due to lower average interest rates.

Other income/expense reflects a net increase in income of $15 million due mostly to a favorable change in foreign exchange gains and losses.


FINANCIAL PRODUCTS
------------------

Revenues were a second-quarter record $315 million, up $39 million or 14 percent compared with second-quarter 1998. The increase resulted primarily from continued growth in Cat Financial's portfolio.

Before tax profit decreased $7 million from second-quarter 1998. Higher profit at Cat Financial from continued portfolio growth was more than offset by lower profit at Caterpillar Insurance Co. Ltd. (Cat Insurance) due to less favorable reserve adjustments.


INCOME TAXES
------------

Second-quarter 1999 tax expense reflects an effective annual tax rate of 32 percent, compared with a 33 percent rate for the second-quarter 1998.


UNCONSOLIDATED AFFILIATED COMPANIES
-----------------------------------

The company's share of unconsolidated affiliated companies' results declined $3 million from a year ago, primarily due to lower profit at F.G. Wilson.


SUPPLEMENTAL INFORMATION
------------------------

Dealer Machine Sales to End Users and Deliveries to Dealer Rental Operations

Sales and deliveries in North America were below second-quarter 1998 levels. Sales were lower in both the United States and Canada reflecting lower industry
demand.   Sales to end users were lower in most construction and commodity sectors. Deliveries to dealer rental operations also were down from second quarter last year.

Sales and deliveries in the EAME region remained near year-earlier levels as higher sales in Europe offset lower sales in Africa & Middle East and the CIS. In Europe, economic growth was sufficient to produce higher sales to users in the key countries of the United Kingdom, Germany, France, Spain and Italy.
In Africa & Middle East, weak growth, generally low commodity prices and political uncertainty led to lower sales. In the CIS, sales were lower primarily due to recession in Russia. For EAME as a whole, sales to users were lower in most applications, with the exception of aggregates mining and agriculture where sales were higher. The decrease in sales to users, though, was offset by higher deliveries to dealer rental operations.

Sales and deliveries in Latin America fell due to recession and weak growth through much of the region. Sales in the second quarter were lower in all key countries. Sales to users were lower in all key applications except industrial where sales were higher.

Sales and deliveries in Asia/Pacific remained below year-earlier levels as slightly higher sales in developing countries were more than offset by
lower sales in Australia.   Sales were up slightly in Indonesia and Malaysia
as the regional economy began to recover from last year's recessions. Sales also were up in India and China. Sales for the quarter were lower in Thailand and Korea, as well as Japan where business conditions remain weak. For the region as a whole, sales to users were higher in aggregates mining, housing construction and forestry, and declined in other key sectors. Deliveries to dealer rental operations were higher.


Dealer Inventories of New Machines

Worldwide dealer new machine inventories at the end of the second quarter were about the same as a year ago and about normal relative to current selling rates. Inventories were higher in North America and lower in Asia/Pacific, Latin
America and EAME.   At quarter's end, inventories compared with current
selling rates were about normal in Asia/Pacific and Latin America and slightly below normal in EAME. Inventories in North America, although currently declining, were slightly above normal compared with current selling rates.


Engine Sales to End Users and OEMs

Sales in North America were up primarily due to continued, very strong demand for on-highway truck engines due to booming industry demand and our increased share of industry sales. Sales also were higher in power generation applications, but lower in the petroleum sector. Sales were up in both the United States and Canada reflecting higher demand for reciprocating engines. Demand for turbine engines remained near last year's level.

Sales in EAME were down with lower sales in both Europe and Africa & Middle East. Weak growth in Africa & Middle East, last year's low oil prices and weak OEM demand all contributed to the declines. Sales were lower in most key applications and for both reciprocating and turbine engines.

Sales in Asia/Pacific were down as lower sales in developing Asia more than offset higher sales in Australia. Sales of reciprocating engines were up throughout the region reflecting improved economic conditions, but turbine engine sales remained below year-earlier levels in developing Asia as a result of last year's low oil prices. Turbine sales were higher in Australia. Sales were up in power generation, but down in petroleum and marine applications.

Sales in Latin America were lower for both reciprocating and turbine engines reflecting the impact of recession or slower growth through the region. Higher sales for power generation and marine applications were more than offset by lower sales in the petroleum and on-highway truck sectors.

CONDENSED CASH FLOW
-------------------

Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $276 million for 1999, a decrease of $637 million from 1998. This decrease was primarily due to lower profit after tax and an unfavorable change in working capital. The unfavorable change in working capital is mostly due to an unfavorable change in receivables (1998 benefited from the initiation of the revolving sale of receivables to Cat Financial) partially offset by a favorable change in inventory.


For the Six Months Ended                           CONSOLIDATED
(Millions of dollars)                         June 30,        June 30,
                                                1999            1998
                                              --------        -------

Profit after tax                                 $488           $876
   Depreciation and amortization                  467            429
   Change in working capital -
      excluding cash, debt and
      dividends payable                          (955)        (1,881)
   Capital expenditures excluding
      equipment leased to others                 (263)          (307)
   Expenditures for equipment
      leased to others, net of disposals          (97)          (107)
   Dividends paid                                (214)          (183)
                                               ------         ------
Net Free Cash Flow                               (574)        (1,173)
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                     (149)          (200)
   Net (increase) decrease in
      long-term finance receivables              (544)          (898)
   Net increase (decrease) in debt              1,550          3,683
   Investments and acquisitions -
      (net of cash acquired)                     (251)        (1,324)
   Prefunding of employee benefit
      plans                                         -              -
   Other                                          (67)          (159)
                                               ------         ------

Change in cash and short-term
   Investments                                   $(35)          $(71)
                                               ======         ======




For the Six Months Ended                       MACHINERY & ENGINES
(Millions of dollars)                         June 30,        June 30,
                                                1999            1998
                                              --------        -------

Profit after tax                                 $488           $876
   Depreciation and amortization                  374            351
   Change in working capital -
      excluding cash, debt and
      dividends payable                          (113)           166
   Capital expenditures excluding
      equipment leased to others                 (262)          (304)
   Expenditures for equipment
      leased to others, net of disposals            3              7
   Dividends paid                                (214)          (183)
                                               ------         ------
Net Free Cash Flow                                276            913
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                     (149)          (200)
   Net (increase) decrease in
      long-term finance receivables                 -              -
   Net increase (decrease) in debt                188            832
   Investments and acquisitions -
      (net of cash acquired)                     (228)        (1,324)
   Prefunding of employee benefit
      plans                                         -              -
   Other                                         (148)          (294)
                                               ------         ------

Change in cash and short-term
   Investments                                   $(61)          $(73)
                                               ======         ======


For the Six Months Ended                        FINANCIAL PRODUCTS
(Millions of dollars)                         June 30,        June 30,
                                                1999            1998
                                              --------        -------

Profit after tax                                 $ 84           $ 92
   Depreciation and amortization                   93             78
   Change in working capital -
      excluding cash, debt and
      dividends payable                          (839)        (2,048)
   Capital expenditures excluding
      equipment leased to others                   (1)            (3)
   Expenditures for equipment
      leased to others, net of disposals         (100)          (114)
   Dividends paid                                 (36)           (35)
                                               ------         ------
Net Free Cash Flow                               (799)        (2,030)
                                               ------         ------

Other significant cash flow items:
   Treasury shares purchased                        -              -
   Net (increase) decrease in
      long-term finance receivables              (544)          (898)
   Net increase (decrease) in debt              1,362          2,851
   Investments and acquisitions -
      (net of cash acquired)                      (23)             -
   Prefunding of employee benefit
      plans                                         -              -
   Other                                           30             79
                                               ------         ------

Change in cash and short-term
   Investments                                   $ 26           $  2
                                               ======         ======


* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis. Note: Lines titled "Changes in working capital - excluding cash, debt and dividends payable" exclude $88 million included in the "Investments and acquisitions - (net of cash acquired)" line for the six months ended June 30, 1999; Lines titled "Change in working capital - excluding cash, debt and dividends payable" and "Capital expenditures excluding equipment leased to others" exclude
$22 million and $354 million, respectively, included in the "Investments and acquisitions - (net of cash acquired)" line for the six months ended June 30, 1998.

EMPLOYMENT
----------

At the end of the second quarter, Caterpillar's worldwide employment was 66,545 compared with 65,947 one year ago. Acquisitions added approximately 2,700 during this period.


OUTLOOK
-------

In the aggregate, 1999 company sales and revenues are still expected to be consistent with our original outlook -- slightly below 1998's record levels. However, sales of higher margin large machines and large engines are expected to be lower than anticipated, while sales of lower margin truck engines are expected to be higher than anticipated. This change in sales mix is placing additional pressure on profit and requiring factory schedule adjustments to keep production in line with demand. As a result, the company is continuing to take cost reduction actions and expects to offset some of the unfavorable impact of this change in mix and lower production volumes.

We now expect 1999 profit per share to be 20 to 25 percent less than 1998. The fourth quarter is expected to be substantially stronger than the third due to additional factory shutdowns in the third quarter to keep production in line with demand.


SUPPLEMENTAL OUTLOOK INFORMATION
--------------------------------

Summary

World economic growth in 1999 is now forecast to slightly exceed last year's rate as improvement in Asia more than offsets weakness in Latin America. The United States, Canadian and Australian economies should register another year of excellent growth while Europe slows slightly from 1998 growth rates. The second half of the year should be much better than the first half with improvement in Latin America and Europe.

Even with an improvement in these economies in the second half, industry demand for construction and mining machinery is expected to be slightly lower in 1999 than last year. Machine demand is forecast to be down slightly in the United States and just below last year's levels in Australia and Japan. Higher demand in Europe and developing Asia should offset lower demand in Latin America and Canada. In contrast to construction and mining equipment, industry demand for agricultural equipment is forecast to be down sharply due to depressed commodity prices.

Industry demand for engines is forecast to exceed 1998 levels in North America due primarily to the continued strong on-highway truck market. Demand in the rest of the world, however, is likely to be down, primarily due to lower turbine sales. Sales of both large reciprocating and turbine engines are forecast to be down in each region due to the impact of last year's low oil prices.

This environment of generally weaker industry demand combined with a reversal of last year's increase in North American dealer inventories and continuing price pressures is expected to result in company sales slightly below 1998 levels. Declines in Latin America and EAME are forecast to more than offset an increase in Asia/Pacific while sales in North America should remain near 1998 levels as higher engine sales offset lower machine sales.

North America

In the United States, Gross Domestic Product (GDP) growth is forecast to be about 4 percent, matching last year's rate of 3.9 percent. Despite this strong rate of growth, industry demand for construction and mining equipment is now forecast to be slightly below last year's very high levels. Metal prices, with the possible exception of gold, have likely bottomed out, but little improvement is expected in the second half resulting in continued weakness for metal mining. The new six-year highway bill is still expected to boost construction spending as well as aggregates production, but the impact on 1999 will likely be less than anticipated due to bottlenecks in getting projects underway. Even in the very strong housing sector, growth in industry demand is expected to be limited due to labor and material shortages. In Canada, GDP growth is forecast to be
3.5 percent, but last year's higher interest rates to defend the Canadian dollar resulted in much lower sales early in the year and will likely keep sales for the year below 1998 levels. For both the United States and Canada, low commodity prices will cause industry demand for agricultural equipment to be significantly below last year's levels. In total, machine sales are forecast to decline due to a reversal of last year's increase in dealer new machine inventories and lower industry demand. Engine sales for North America, however, should surpass 1998 levels due primarily to continued strong demand for reciprocating engines in the on-highway truck market. Overall, sales in North America are expected to remain near last year's levels.

EAME

In Western Europe, GDP growth is expected to be 2 to 2.5 percent. The United Kingdom has avoided recession and growth is forecast to improve in the second half. This spring's cut in European interest rates combined with a favorable euro exchange rate should result in better growth throughout the region in the second half. For the year as a whole, demand for construction and mining machines should increase slightly while demand for engines, especially from OEMs, is forecast to be down. In Africa & Middle East, weak growth and low commodity prices should result in lower demand for both machines and engines. In Russia, continued weakness and instability will result in lower demand for the year. For the region as a whole, company sales are forecast to be down in 1999 due to weakness in Africa & Middle East and lower engine sales.

Latin America

The region is beginning to recover from recessions experienced by many countries over the last twelve months. Interest rates across the region are down substantially and higher oil prices will provide a boost to selected countries, especially Venezuela and Mexico. The situation in Brazil has improved and moderate growth is forecast for the second half. Argentina and Chile should also emerge from recession in the second half. Mexico and Peru only experienced one quarter of negative growth and should continue to pick up momentum. Problems remain in Colombia and Ecuador, but the region as a whole should be poised for better growth. Industry demand for both machines and engines should begin to stabilize in the second half, but demand will still be down significantly from 1998. Consequently, company sales will be lower in 1999 than last year.

Asia/Pacific

A broad-based recovery is now underway in those developing economies which experienced recession last year. Strong first-quarter economic growth has been reported by a number of countries including South Korea, Indonesia and Thailand. Combined with China, which continues to grow at about 7 percent, GDP growth for developing Asia is now forecast to increase from 1 percent in 1998 to 4 percent in 1999. Economic recovery combined with strong infrastructure spending in China should result in higher industry demand for machines. Engine demand, however, is likely to be down as higher demand for reciprocating engines is more than offset by lower demand for turbines. Business conditions in Japan are expected to remain relatively weak in 1999 despite a surprisingly strong first quarter GDP report. Massive public works spending, however, should begin to stabilize industry demand after the steep decline of the past two years.
In Australia, continued strong economic growth should keep industry demand just slightly below 1998 levels. For the region as a whole, company sales are forecast to be up due to slightly higher industry demand and the expectation that dealers will not decrease new machine inventories as they did in 1998.

                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED
            (Millions of dollars except per share data)


                                                   CONSOLIDATED
                                              June 30,        June 30,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $4,821         $5,357
   Revenues of Financial Products                  280            247
                                              --------        -------
       Total sales and revenues                  5,101          5,604
                                              --------        -------

Operating costs:
   Cost of goods sold                            3,743          3,978
   Selling, general, and
      administrative expenses                      632            634
   Research and development expenses               152            165
   Interest expense of Financial Products          136            121
                                              --------        -------
         Total operating costs                   4,663          4,898
                                              --------        -------

Operating Profit                                   438            706

   Interest expense excluding
      Financial Products                            65             69
   Other income (expense)                           49             29
                                              --------        -------

Consolidated profit before taxes                   422            666

   Provision for income taxes                      136            220
                                              --------        -------
   Profit of consolidated companies                286            446

   Equity in profit of
      unconsolidated affiliates                     (3)             -
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $283           $446
                                              ========        =======

EPS of  common stock                             $0.80          $1.22
                                              ========        =======
EPS of  common stock - assuming dilution         $0.78          $1.20
                                              ========        =======

Weighted average shares
   outstanding (thousands)
      Basic                                    355,943        365,841
      Assuming dilution                        361,065        371,756



                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED
            (Millions of dollars except per share data)


                                                MACHINERY & ENGINES
                                              June 30,        June 30,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $4,821         $5,357
   Revenues of Financial Products                    -              -
                                              --------        -------
       Total sales and revenues                  4,821          5,357
                                              --------        -------

Operating costs:
   Cost of goods sold                            3,743          3,978
   Selling, general, and
      administrative expenses                      516            548
   Research and development expenses               152            165
   Interest expense of Financial Products            -              -
                                              --------        -------
         Total operating costs                   4,411          4,691
                                              --------        -------

Operating Profit                                   410            666

   Interest expense excluding
      Financial Products                            65             69
   Other income (expense)                           15              -
                                              --------        -------

Consolidated profit before taxes                   360            597

   Provision for income taxes                      113            195
                                              --------        -------
   Profit of consolidated companies                247            402

   Equity in profit of
      unconsolidated affiliates                     (3)             -
   Equity in profit of Financial
      Products subsidiaries                         39             44
                                              --------        -------

Profit                                            $283           $446
                                              ========        =======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data..



                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED
            (Millions of dollars except per share data)


                                                FINANCIAL PRODUCTS
                                              June 30,        June 30,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $    -         $    -
   Revenues of Financial Products                  315            276
                                              --------        -------
       Total sales and revenues                    315            276
                                              --------        -------

Operating costs:
   Cost of goods sold                                -              -
   Selling, general, and
      administrative expenses                      123             92
   Research and development expenses                 -              -
   Interest expense of Financial Products          142            124
                                              --------        -------
         Total operating costs                     265            216
                                              --------        -------

Operating Profit                                    50             60

   Interest expense excluding
      Financial Products                             -              -
   Other income (expense)                           12              9
                                              --------        -------

Consolidated profit before taxes                    62             69

   Provision for income taxes                       23             25
                                              --------        -------
   Profit of consolidated companies                 39             44

   Equity in profit of
      unconsolidated affiliates                      -              -
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $ 39           $ 44
                                              ========        =======

                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED
            (Millions of dollars except per share data)


                                                   CONSOLIDATED
                                              June 30,        June 30,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $9,419         $9,930
   Revenues of Financial Products                  549            468
                                              --------        -------
       Total sales and revenues                  9,968         10,398
                                              --------        -------

Operating costs:
   Cost of goods sold                            7,321          7,312
   Selling, general, and
      administrative expenses                    1,285          1,221
   Research and development expenses               307            320
   Interest expense of Financial Products          265            222
                                              --------        -------
         Total operating costs                   9,178          9,075
                                              --------        -------

Operating Profit                                   790          1,323

   Interest expense excluding
      Financial Products                           132            130
   Other income (expense)                           65            102
                                              --------        -------

Consolidated profit before taxes                   723          1,295

   Provision for income taxes                      232            427
                                              --------        -------
   Profit of consolidated companies                491            868

   Equity in profit of
      unconsolidated affiliates                     (3)             8
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $488           $876
                                              ========        =======

EPS of  common stock                             $1.37          $2.39
                                              ========        =======
EPS of  common stock - assuming dilution         $1.35          $2.36
                                              ========        =======

Weighted average shares
   outstanding (thousands)
      Basic                                    356,159        366,424
      Assuming dilution                        360,180        372,008



                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED
            (Millions of dollars except per share data)


                                                MACHINERY & ENGINES
                                              June 30,        June 30,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $9,419         $9,930
   Revenues of Financial Products                    -              -
                                              --------        -------
       Total sales and revenues                  9,419          9,930
                                              --------        -------

Operating costs:
   Cost of goods sold                            7,321          7,312
   Selling, general, and
      administrative expenses                    1,067          1,060
   Research and development expenses               307            320
   Interest expense of Financial Products            -              -
                                              --------        -------
         Total operating costs                   8,695          8,692
                                              --------        -------

Operating Profit                                   724          1,238

   Interest expense excluding
      Financial Products                           132            130
   Other income (expense)                           (2)            42
                                              --------        -------

Consolidated profit before taxes                   590          1,150

   Provision for income taxes                      183            374
                                              --------        -------
   Profit of consolidated companies                407            776

   Equity in profit of
      unconsolidated affiliates                     (3)             8
   Equity in profit of Financial
      Products subsidiaries                         84             92
                                              --------        -------

Profit                                            $488           $876
                                              ========        =======

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
  Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.



                         CATERPILLAR INC.
             CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED
            (Millions of dollars except per share data)


                                                FINANCIAL PRODUCTS
                                              June 30,        June 30,
                                                1999            1998
                                              --------        -------
Sales and revenues:
   Sales of Machinery & Engines                 $    -         $    -
   Revenues of Financial Products                  618            516
                                              --------        -------
       Total sales and revenues                    618            516
                                              --------        -------

Operating costs:
   Cost of goods sold                                -              -
   Selling, general, and
      administrative expenses                      232            173
   Research and development expenses                 -              -
   Interest expense of Financial Products          276            229
                                              --------        -------
         Total operating costs                     508            402
                                              --------        -------

Operating Profit                                   110            114

   Interest expense excluding
      Financial Products                             -              -
   Other income (expense)                           23             31
                                              --------        -------

Consolidated profit before taxes                   133            145

   Provision for income taxes                       49             53
                                              --------        -------
   Profit of consolidated companies                 84             92

   Equity in profit of
      unconsolidated affiliates                      -              -
   Equity in profit of Financial
      Products subsidiaries                          -              -
                                              --------        -------

Profit                                            $ 84           $ 92
                                              ========        =======

                          CATERPILLAR INC.
                    CONDENSED FINANCIAL POSITION
                      (Millions of dollars)

                                            Consolidated
                                 (Caterpillar Inc. and Subsidiaries)

                                   June 30,    Dec. 31,    June 30,
                                     1999        1998       1998
                                    --------   --------   --------
Assets
 Current assets:
  Cash and short-term investments       $325       $360       $221
  Receivables - trade and other        3,880      3,660      3,760
  Receivables - finance                4,065      3,516      3,563
  Deferred income taxes                  534        474        471
  Prepaid expenses                       676        607        539
  Inventories                          2,772      2,842      3,132
                                    --------   --------   --------
 Total current assets                 12,252     11,459     11,686

 Property, plant, and
   equipment - net                     4,913      4,866      4,444
 Long-term receivables
   - trade and other                      86         85        132
 Long-term receivables
   - finance                           5,602      5,058      4,779
 Investments in unconsolidated
   affiliated companies                  602        773        805
 Deferred income taxes                 1,045        955        988
 Intangible assets                     1,578      1,241      1,253
 Other assets                            677        691      1,019
                                    --------   --------   --------
Total Assets                         $26,755    $25,128    $25,106
                                    ========   ========   ========

Liabilities
 Current liabilities:
  Short-term borrowings:
    -- Machinery & Engines              $245        $49       $587
    -- Financial Products                960        760        607
  Accounts payable                     2,060      2,250      2,460
  Accrued expenses                     1,037        928      1,127
  Accrued wages, salaries, and
    employee benefits                  1,059      1,217      1,043
  Dividends payable                      116        107        109
  Deferred and current
    income taxes payable                  39         15        153
  Long-term debt due within one year:
     -- Machinery & Engines               37         60         33
     -- Financial Products             2,654      2,179      1,560
                                    --------   --------   --------
 Total current liabilities             8,207      7,565      7,679

 Long-term debt due after one year:
     -- Machinery & Engines            3,008      2,993      2,686
     -- Financial Products             7,098      6,411      6,778
 Liability for postemployment
    benefits                           2,666      2,590      2,707
 Deferred income taxes
    and other liabilities                530        438        123
                                    --------   --------   --------
Total Liabilities                     21,509     19,997     19,973
                                    --------   --------   --------
Stockholders' Equity
 Common stock                          1,046      1,063      1,066
 Profit employed in the business       6,389      6,123      5,701
 Accumulated other comprehensive
    income                               (17)         1         62
 Treasury stock                       (2,172)    (2,056)    (1,696)
                                    --------   --------   --------
Total Stockholders' Equity             5,246      5,131      5,133
                                    --------   --------   --------
Total Liabilities and
    Stockholders' Equity             $26,755    $25,128    $25,106
                                    ========   ========   ========

Certain amounts for 1998 have been reclassified to conform with the 1999 financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995
------------------------------------------------------

Certain statements contained in our Second Quarter 1999 Financial Release are forward looking and involve uncertainties that could significantly impact expected results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect all international businesses, as well as matters specific to the Company and the markets it serves.

Current Outlook
---------------

Our current outlook calls for recovery to begin in Latin America and to continue in developing Asia in the second half. If, for any reason, these recoveries falter, sales would likely be lower than anticipated in the affected region. Renewed currency speculation, a significant decline in the stock market (in the region or in the U.S.), or much higher interest rates (in the region or in the U.S.) could result in weaker than anticipated economic growth and sales. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that the Japanese government remains committed to stimulating the economy and that the Brazilian government follows through with promised reforms. A reversal by either government could result in renewed recession. Our outlook also assumes that currency and stock markets remain relatively stable. If currency or stock markets were to decline significantly, uncertainty would increase and interest rates could move higher, both of which would probably result in slower economic growth and lower sales.

The outlook for our sales also depends on commodity prices which are expected to remain near current levels, on average, for the remainder of the year. Oil prices have moved up considerably since the start of the year and are likely to come down some from current levels. Gold prices have recently moved lower on announcements of government plans to sell gold, but we assume gold prices do not move much lower. Agricultural prices are likely to remain weak in the second half while most metals prices should be relatively flat to up slightly. Based on this forecast, equipment sales into sectors that are sensitive to commodity prices are likely to remain relatively weak for the second half.

Stronger than anticipated world growth, particularly in Europe, could lead to a noticeable recovery in commodity prices before year end which could result in greater than expected sales. Conversely, weaker than anticipated world economic growth could lead to a drop in commodity prices and lower than expected sales. Europe plays a key role in this forecast and our current outlook is for improvement in the third and fourth quarters leading to annual average GDP growth of 2.0% or better. If Europe fails to improve, then commodity prices could be weaker.

Russia remains in severe recession. Political and economic instability are very high and a further deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Monetary and Fiscal Policies
----------------------------

For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product.
For example, if the Federal Reserve raises rates significantly, the U.S. economy could slow abruptly leading to an unanticipated decline in sales. The current outlook is for a further 50 basis point increase over the next nine months, which will begin to slow GDP growth. Or, the Federal Reserve could fail to cut interest rates quickly enough in response to a significant decline in world stock markets, which also would slow the U.S. economy and negatively impact demand for the Company's products.

In general, high interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for slightly slower U.S. growth in the second half of 1999 and not recession. If, for whatever reason, the U.S. were to enter a recession then demand for Company products would fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
-----------------

Political factors in the U.S. and abroad also have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales.

Currency Fluctuations
---------------------

Currency fluctuations are also a significant unknown for global companies. If the U.S. dollar strengthens against foreign currencies, the Company's ability to realize price increases on sales could be negatively impacted. Most of the Company's key competitors have their principal manufacturing operations based in Japan or European countries. The majority of our manufacturing assets are in the United States. Consequently, should an overvalued dollar persist, our costs compared with these competitors would be relatively higher. As a major net exporter from the United States, the persistence of an overvalued dollar, over time, could have an unfavorable impact on our global competitive position.

Dealer Practices
----------------

In addition to these factors, there are uncertainties related to the Company's industry and specific operations. A major factor contributing to the Company's success is its dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales) and may have a significant positive or negative impact on our results.

Other Factors
-------------

The rate of infrastructure spending, housing starts, commercial construction and mining also play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted.

Another factor which can impact company sales and profit is mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales (machines vs. engines, small vs. large, high margin vs. low margin). Results may be impacted positively or negatively by changes in the mix.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's percentage of industry sales. A reduction in that percentage could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets.

The outlook also depends on our ability to realize price increases.
The environment remains very competitive and a repeat of the price discounting that occurred in 1998 would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                       By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  April 16, 1999